EXHIBIT 99.1

Hydron Technologies, Inc. and Brand Builders International, LLC Join Forces to Form New Entity

Tuesday November 11, 2008, 5:10 pm EST

DELRAY BEACH, Fla., Nov. 11 /PRNewswire-FirstCall/ -- Hydron Technologies, Inc. (OTC Bulletin Board: HTEC - News) announced today that it has entered in to agreement with Brand Builders International, LLC, a private marketing firm, to form a join venture called Brand Builders Rx, LLC.

Hydron Technologies has been developing products for healthcare professionals for over 50 years. Hydron introduced the only non-occlusive polymer that binds moisture and other ingredients to the skin, while allowing the skin to breathe. This technology is used by various companies in soft contact lenses, burn and wound dressings, topical drug delivery and subcutaneous implants that deliver cancer treating drugs and more. Hydron has also been awarded a patent on the first volatile emulsifier that allows products to self-adjust to each individual.

Brand Builders International was founded by Ilonka Harezi, the driving force behind Teslar Technology and the world famous Philip Stein Teslar watches. These watches were selected twice as one of Oprah Winfrey’s top ten favorite gifts and generated over $97 million in retail sales in 2007. Today, Brand Builders International leverages Ms. Harezi’s experience in sales and marketing to help companies build distribution domestically and globally.

The new Joint Venture, Brand Builders Rx, will combine the expertise of the two entities for the re-positioning and re-launching of the Hydron named brands, utilizing the marketing and distribution expertise of Ilonka Harezi, her success with the Teslar brand and her Brand Builders International team. The Joint Venture expects to build brand awareness and increase distribution during the first two years, with a projected profit expected in year three.

Under the terms of the Agreement, Hydron will contribute substantially all of its operating assets and license to the Joint Venture the patented technologies, while Brand Builders International will contribute cash, financing, new headquarters and marketing expertise, including public relations, filming of television commercials, print media and the building of a sales rep force in the United States and internationally.

“There is no other skin care line in the world like it. The technology is amazing. The synergies will allow us to really focus in and build something really major,” states Ilonka Harezi, President of the new Joint Venture.

David Pollock, current CEO of Hydron Technologies, is expected to join the new Joint Venture at the close of this transaction in order to facilitate the transition of key creative and sales support, as well as to continue to develop new product opportunities.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the Safe Harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward- looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Events that may arise could prevent the implementation of any strategically significant plan(s) outlined above. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company’s Form 10-KSB filing, its registration statements and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov/). The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.